Exhibit 99.1

CONSENT OF FBR CAPITAL MARKETS & CO.

December 12, 2016

Access National Corporation

1800 Robert Fulton Drive

Reston, Virginia 20191

Dear Sir or Madam:

We hereby consent to the inclusion of our opinion letter, dated October 21, 2016, to the Board of Directors of Access National Corporation as Appendix B to the joint proxy statement/prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof and the references to our firm and our opinion in such joint proxy statement/prospectus under the headings “SUMMARY – Opinion of Access’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – Access’s Reasons for the Merger; Recommendation of Access’s Board of Directors,” “RISK FACTORS – Neither of the fairness opinions received by Access and Middleburg in connection with the merger has been updated to reflect changes in circumstances since the signing of the merger agreement, and they likely will not be updated before completion of the merger,” and “THE MERGER – Opinion of Access’s Financial Advisor.” The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kenneth P. Slosser

EVP and Head of Investment Banking

FBR Capital Markets & Co.  .  1300 North 17th Street, Suite 1400  .  Arlington, VA 22209  .  703.312.9500  .  800.846.5050  .  www.fbr.com